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                                                                 EXHIBIT 4.41(b)


September 14, 2001

Sterling Pulp Chemicals, Ltd.
302 The East Mall, Suite 200
Toronto, Ontario
M9B 6C7

         RE:      FINANCING AGREEMENT

         Reference is made to the financing agreement dated as of July 11, 2001, as amended by a letter agreement dated July 26, 2001 (collectively, the "FINANCING AGREEMENT") between Sterling Pulp Chemicals, Ltd. (the "BORROWER"), CIT Business Credit Canada Inc. (the "AGENT") as agent and lender and the other Lenders party thereto. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Financing Agreement.

         The Agent and the Lenders hereby wish to confirm our understanding that
Section 10(1) of the Financing Agreement is hereby amended as follows by deleting subsections (p) and (q) thereof in their entirety and by replacing them with the following Events of Default:

          "(p) The Final Order in a form and content satisfactory to the Agent and its counsel is not issued by September 14, 2001; or

          (q)  If at any time, unless otherwise agreed in advance by the Agent,
               (i) any of the "Inter-Sterling" Material Agreements listed or described in Schedule 9 hereto are rejected (as such term is used in 11 U.S.C., Section 365) at the request of any of the Debtors (as defined in the Interim Order) or any other Person party thereto, by any trustee appointed by any of the Debtors (as defined in the Interim Order) or any other Person party to such agreements or by operation of law, or (ii) any of the Debtors (as defined in the Interim Order) fail to comply with the terms of the "Order Authorizing and Directing Debtors to Perform Obligations Under Intercompany Agreements with Pulp Canada" of the Bankruptcy Court dated September 7, 2001."

         On and after the date hereof, each reference in the Financing Agreement to "this Financing Agreement" and each reference to the Financing Agreement in the Loan Documents and any and all other agreements, documents and instruments delivered by any of the Agent, the Lenders, the Borrower or any other Person shall mean and be a reference to the Financing Agreement as amended by this letter agreement. Except as specifically amended by this letter





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agreement, the Financing Agreement shall remain in full force and effect and is hereby ratified and confirmed.

         This letter agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

         This letter agreement shall constitute a Loan Document and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

         If the foregoing is in accordance with your understanding and agreement, please sign this letter agreement where indicated below.

                                  Yours truly,


                                  CIT BUSINESS CREDIT CANADA INC.



                                  Per:
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                                  Per:
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          ACKNOWLEDGED AND AGREED THIS ________ DAY OF SEPTEMBER 2001.




                                  STERLING PULP CHEMICALS, LTD.

                                  Per:
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                                  Per:
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